SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

CENTURY ALUMINUM COMPANY

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

156431108

(CUSIP Number)

August 8, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 156431108	Page 2 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 463,963 (See Item 4)
	6	SHARED VOTING POWER None (see Item 4)
	7	SOLE DISPOSITIVE POWER 463,963 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 463,963 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.53%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 3 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 463,963
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 463,963
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 463,963 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.53%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 4 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 463,963
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 463,963
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 463,963 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.53%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 5 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 463,963
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 463,963
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 463,963 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.53%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 6 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 463,963
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 463,963
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 463,963 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.53%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 7 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Japan Unit Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 463,963
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 463,963
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 463,963 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.53%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 8 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,708,287
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,708,287
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,708,287 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.10%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 9 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,708,287
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,708,287
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,708,287 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.10%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 10 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,708,287
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 2,708,287
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,708,287 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.10%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 11 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) BAM Zie Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,241,593
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,241,593
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,241,593 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.42%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 12 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) BAM Zie Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,241,593
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,241,593
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,241,593 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.42%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 13 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) BAM Zie Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,241,593
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,241,593
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,241,593 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.42%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 14 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 103,000
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 103,000
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 103,000 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.12%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 15 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 103,000
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 103,000
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 103,000 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.12%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 16 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 103,000
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 103,000
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 103,000 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.12%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 17 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Quantitative Trading Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,700
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 3,700
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,700 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 18 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,520,543 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 4,520,543 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,520,543 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.18%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 156431108	Page 19 of 37 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,520,543 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 4,520,543 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,520,543 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.18%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

CENTURY ALUMINUM COMPANY. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

1 South Wacker Drive, Suite 100
Chicago, IL 60606
United States

Item 2	(a) – (c) This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd. is a Cayman corporation (“AMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(2) Atlas Global, LLC is a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 20.62% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd. is a Cayman corporation (“AGI”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AGI owns 35.24% of the equity interests in AMF.

(4) Atlas Institutional Fund, LLC is a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF LLC owns 8.31% of the equity interests in AMF.

(5) Atlas Institutional Fund, Ltd. is a Cayman corporation (“AIF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AIF LTD owns 23.44% of the equity interests in AMF.

(6) Atlas Global Japan Unit Trust is a Cayman exempted unit trust (“AGJ”), with its principal business office at c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Financial Centre, 11 Dr. Roy’s Drive-3rd Floor, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. AGJ owns 12.37% of the equity interests in AMF.

(7) Atlas Enhanced Master Fund, Ltd. is a Cayman corporation (“AEMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

Page 20 of 37 Pages

(8) Atlas Enhanced Fund, L.P. is a Delaware limited partnership (“AEF LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AEF LP owns 31.62% of the equity interests in AEMF.

(9) Atlas Enhanced Fund, Ltd. is a Cayman corporation (“AEF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AEF LTD owns 68.37% of the equity interests in AEMF.

(10) BAM Zie Master Fund, Ltd. is a Cayman corporation (“BZMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(11) BAM Zie Fund, LLC is a Delaware limited liability company (“BZF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BZF LLC owns 59.63% of the equity interests in BZMF.

(12) BAM Zie Fund, Ltd. is a Cayman corporation (“BZF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. BZF LTD owns 40.30% of the equity interests in BZMF.

(13) Atlas Fundamental Trading Master Fund Ltd. is a Cayman corporation (“AFT MASTER”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(14) Atlas Fundamental Trading Fund, L.P., is a Delaware limited partnership (“AFT LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFT LP owns 42.39% of the equity interests in AFT MASTER.

(15) Atlas Fundamental Trading Fund Ltd. is a Cayman corporation (“AFT LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AFT LTD owns 57.47% of the equity interests in AFT MASTER

(16) Atlas Quantitative Trading Fund, Ltd. is a Cayman corporation (“AQTF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

Page 21 of 37 Pages

(17) Balyasny Asset Management L.P. is a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, and Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AGJ, AEMF, AEF LP, AEF LTD, BZMF, BZF LLC, BZF LTD, AFT MASTER, AFT LP, AFT LTD and AQTF.

(18) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

	(d)	Title of Class of Securities:

Common Stock

	(e)	CUSIP Number: 156431108

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:

AMF

	(a)	Amount Beneficially Owned:

463,963

	(b)	Percent of Class:

0.53%

	(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

463,963

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

463,963

Page 22 of 37 Pages

(iv) Shared power to dispose or to direct disposition of:

None

AG

(a)	Amount Beneficially Owned:

By virtue of its ownership of 20.62% of the equity interest in AMF, AG may be deemed to beneficially own the 463,963 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

0.53%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

463,963

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

463,963

(iv) Shared power to dispose or to direct disposition of:

None

AGI

(a)	Amount Beneficially Owned:

By virtue of its ownership of 35.24% of the equity interest in AMF, AGI may be deemed to beneficially own the 463,963 Shares of the Company’s Common Stock beneficially owned by AMF.

Page 23 of 37 Pages

(b)	Percent of Class:

0.53%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

463,963

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

463,963

	(iv)	Shared power to dispose or to direct disposition of:

None

AIF LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 8.31% of the equity interest in AMF, AIF LLC may be deemed to beneficially own the 463,963 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

0.53%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

463,963

	(ii)	Shared power to vote or to direct vote:

None

Page 24 of 37 Pages

	(iii)	Sole power to dispose or direct disposition of:

463,963

	(iv)	Shared power to dispose or to direct disposition of:

None

AIF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 23.44% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 463,963 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

0.53%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

463,963

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

463,963

	(iv)	Shared power to dispose or to direct disposition of:

None

AGJ

(a)	Amount Beneficially Owned:

By virtue of its ownership of 12.37% of the equity interest in AMF, AGJ may be deemed to beneficially own the 463,963 Shares of the Company’s Common Stock beneficially owned by AMF.

Page 25 of 37 Pages

(b)	Percent of Class:

0.53%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

463,963

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

463,963

	(iv)	Shared power to dispose or to direct disposition of:

None

AEMF

(a)	Amount Beneficially Owned:

2,708,287

(b)	Percent of Class:

3.10%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

2,708,287

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

2,708,287

Page 26 of 37 Pages

	(iv)	Shared power to dispose or to direct disposition of:

None

AEF LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 31.62% of the equity interest in AEMF, AEF LP may be deemed to beneficially own the 2,708,287 Shares of the Company’s Common Stock beneficially owned by AEMF.

(b)	Percent of Class:

3.10%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

2,708,287

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

2,708,287

	(iv)	Shared power to dispose or to direct disposition of:

None

Page 27 of 37 Pages

AEF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 68.37% of the equity interest in AEMF, AEF LTD may be deemed to beneficially own the 2,708,287 Shares of the Company’s Common Stock beneficially owned by AEMF.

(b)	Percent of Class:

3.10%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

2,708,287

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

2,708,287

(iv) Shared power to dispose or to direct disposition of:

None

BZMF

(a)	Amount Beneficially Owned:

1,241,593

(b)	Percent of Class:

1.42%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

1,241,593

Page 28 of 37 Pages

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

1,241,593

	(iv)	Shared power to dispose or to direct disposition of:

None

BZF LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 59.63% of the equity interest in BZMF, BZF LLC may be deemed to beneficially own the 1,241,593 Shares of the Company’s Common Stock beneficially owned by BZMF.

(b)	Percent of Class:

1.42%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

1,241,593

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

1,241,593

	(iv)	Shared power to dispose or to direct disposition of:

None

Page 29 of 37 Pages

BZF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 40.30% of the equity interest in BZMF, BZF LTD may be deemed to beneficially own the 1,241,593 Shares of the Company’s Common Stock beneficially owned by BZMF.

(b)	Percent of Class:

1.42%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

1,241,593

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

1,241,593

(iv) Shared power to dispose or to direct disposition of:

None

AFT MASTER

(a)	Amount Beneficially Owned:

103,000

(b)	Percent of Class:

0.12%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

103,000

Page 30 of 37 Pages

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

103,000

	(iv)	Shared power to dispose or to direct disposition of:

None

AFT LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 42.39% of the equity interest in AFT MASTER, AFT LP may be deemed to beneficially own the 103,000 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

(b)	Percent of Class:

0.12%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

103,000

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

103,000

	(iv)	Shared power to dispose or to direct disposition of:

None

Page 31 of 37 Pages

AFT LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 57.47% of the equity interest in AFT MASTER, AFT LTD may be deemed to beneficially own the 103,000 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

(b)	Percent of Class:

0.12%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

103,000

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

103,000

(iv) Shared power to dispose or to direct disposition of:

None

AQTF

(a)	Amount Beneficially Owned:

3,700

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

3,700

Page 32 of 37 Pages

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

3,700

	(iv)	Shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AGJ, AEMF, AEF LP, AEF LTD, BZMF, BZF LLC, BZF LTD, AFT MASTER, AFT LP, AFT LTD and AQTF, BAM may be deemed to beneficially own the 4,520,543 Shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LLC, AIF LTD, AGJ, AEMF, AEF LP, AEF LTD, BZMF, BZF LLC, BZF LTD, AFT MASTER, AFT LP, AFT LTD and AQTF.

(b)	Percent of Class:

5.18%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

4,520,543

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

4,520,543

	(iv)	Shared power to dispose or to direct disposition of:

None

Page 33 of 37 Pages

Dmitry Balyasny

	(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 4,520,543 Shares of the Company’s Common Stock beneficially owned by BAM.

	(b)	Percent of Class:

5.18%

	(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

4,520,543

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

4,520,543

(iv) Shared power to dispose or to direct disposition of:

None

Item 5		Ownership of Five Percent or Less of a Class:

Applicable

Item 6		Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Page 34 of 37 Pages

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 35 of 37 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 21, 2017

ATLAS MASTER FUND, LTD.		ATLAS GLOBAL, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		ATLAS INSTITUTIONAL FUND, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD.		ATLAS GLOBAL JAPAN UNIT TRUST

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative

ATLAS ENHANCED MASTER FUND, LTD.		ATLAS ENHANCED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

Page 36 of 37 Pages

ATLAS ENHANCED FUND, LTD.		BAM ZIE MASTER FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

BAM ZIE FUND, LLC		BAM ZIE FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS FUNDAMENTAL TRADING MASTER FUND LTD.		ATLAS FUNDAMENTAL TRADING FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS FUNDAMENTAL TRADING FUND, LTD.		ATLAS QUANTITATIVE TRADING FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

BALYASNY ASSET MANAGEMENT L.P.		DMITRY BALYASNY

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative

Page 37 of 37 Pages